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                                [LETTERHEAD]


EXHIBIT 5.1

March 19, 1998

PacifiCare Health Systems, Inc.
3120 Lake Center Drive
Santa Ana, CA 92704

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PacifiCare Health Systems, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,400,000 shares of the Company's Class B Common Stock, $0.01 par value per share, pursuant to the 1997 Premium Priced Stock Option Plan (the "Option Plan") and 1,500,000 shares of the Company's Class B Common Stock, $0.01 par value per share (collectively with the shares being offered under the Option Plan, the "Shares") pursuant to the Amendment and Restatement of the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan (the "Savings Plan" and with the Option Plan, collectively the "Plans").

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and By-laws, as amended, the Plans and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/ Michael R. Jacobson
    -----------------------
    Michael R. Jacobson